Exhibit 10.6

CURAGEN CORPORATION

Restricted Stock Agreement

Name of Recipient:	NAME

Number of shares of restricted common stock awarded:	#

Grant Date:	May 25, 2007

CuraGen Corporation (the “Company”) has selected you to receive the restricted stock award described above, which is subject to the provisions of the Company’s 2007 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this Restricted Stock Agreement. Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

CURAGEN CORPORATION

By:
David M. Wurzer
Executive Vice President, Chief Financial Officer, and Treasurer

Accepted and Agreed:

Employee Name

Date:

CURAGEN CORPORATION

Restricted Stock Agreement

The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:

1. Issuance of Restricted Shares. The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of employment services rendered and to be rendered by the Recipient to the Company. The Restricted Shares will be held in book entry by the Company’s transfer agent in the name of the Recipient. The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 2(b) of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2. Vesting.

(a) The Restricted Shares shall vest and become free from the forfeiture provisions in Section 2(b) hereof and become free from the transfer restrictions in Section 4 hereof as follows, provided in each case that the Recipient is employed with the Company as of the applicable vesting date:

(i) on December 31, 2008, provided that the Board of Directors of the Company certifies that the closing price of the Company’s common stock on the Nasdaq Global Market has equaled or exceeded $5.00 per share over a period of 20 consecutive trading days beginning at any time on or after the Grant Date (such price to be adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event); or

(ii) immediately prior to the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of the assets of the Company or similar form of corporate transaction involving the Company (a “Business Combination”), provided that such Business Combination has the following characteristics (a “Qualifying Change in Control”):

1. Occurs on or prior to December 31, 2008.

2. Provides for payment of gross proceeds to the Company’s stockholders of $5.00 or more per share (such price to be adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event). Proceeds to the Company’s stockholders shall be calculated for this purpose without regard to deductions for applicable taxes. In the event any consideration payable in connection with the Business Combination consists of securities of another entity, such securities shall be valued at their fair market value as determined by (or in a manner approved by) the Company’s Board of Directors (“Fair Market Value”).

3. Immediately following such Business Combination, voting securities of the Company that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Company voting securities were converted pursuant to such Business Combination) represent less than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”) or (y) if applicable, the ultimate parent corporation that directly or indirectly has the beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation.

(b) In the event that (i) the Recipient ceases to be employed by the Company prior to the date that the Restricted Shares vest under Section 2(a)(i) or Section 2(a)(ii) hereof, for any reason or no reason, with or without cause, or (ii) the Restricted Shares otherwise do not vest in accordance with the conditions set forth in Section 2(a)(i) or Section 2(a)(ii) hereof on or before December 31, 2008, then all of the Restricted Shares shall be forfeited immediately and automatically to the Company for no consideration effective as of either the date of termination of employment or January 1, 2009 whichever is earlier, and the Recipient shall have no further rights with respect to such Restricted Shares. The Recipient hereby authorizes the Company to take any actions necessary or appropriate to cancel any stock certificate(s) representing forfeited Restricted Shares and transfer ownership of such forfeited Restricted Shares to the Company; and if the Company or its transfer agent requires an executed stock power or similar confirmatory instrument in connection with such cancellation and transfer, the Recipient shall promptly execute and deliver the same to the Company. For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.

3. Acknowledgment regarding Employment Agreement. The Recipient and the Company hereby acknowledge and agree that the Restricted Shares will vest in accordance with the conditions set forth in Section 2(a)(ii) above only upon a Qualifying Change in Control, notwithstanding anything to the contrary in that certain Amended and Restated Employment Agreement dated September 1, 2006 between the Recipient and the Company, as amended.

4. Restrictions on Transfer.

The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer such Restricted Shares: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee of the Company’s Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Recipient and/or Approved Relatives, provided that such Restricted Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 2(b) and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

5. Restrictive Legends.

All certificates representing Restricted Shares shall have affixed thereto legends in substantially the following forms, in addition to any other legends that may be required under applicable law:

(A) “These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

(B) “These shares of stock have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

6. Rights as a Stockholder.

Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a stockholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to receive dividends and distributions with respect to the Restricted Shares and to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of stockholders.

7. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.

8. Tax Matters.

(a) The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Shares. On each date on which Restricted Shares vest, the Company shall deliver written notice to the Recipient of the amount of withholding taxes due with respect to the vesting of the Restricted Shares that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Recipient may satisfy such tax obligations by making a cash payment to the Company on the date of vesting of the Restricted Shares, in the amount of the Company’s withholding obligation in connection with such vesting.

(b) The Recipient has reviewed with the Recipient’s own tax advisors the federal, state, local and other tax consequences of the acquisition of the Restricted Shares. The Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s own tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares.

THE RECIPIENT AGREES NOT TO FILE AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE WITH RESPECT TO THE ISSUANCE OF THE SHARES.

9. Miscellaneous.

(a) No Right to Continued Employment. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Recipient and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(e) Notice. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at 322 East Main Street, Branford, CT 06405. Each notice to the Recipient shall be addressed to the Recipient at the Recipient’s last known address.

(f) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(g) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Recipient.

(h) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(i) Interpretation. The interpretation and construction of any terms or conditions of the Plan or of this Agreement or other matters related to the Plan by the Compensation Committee of the Board of Directors of the Company shall be final and conclusive.

(j) Recipient’s Acknowledgments. The Recipient acknowledges that he: (i) has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Recipient’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Recipient.

(k) No Deferral. Notwithstanding anything herein to the contrary, neither the Company nor the Recipient may defer the delivery of the Restricted Shares.

STOCK POWER AND ASSIGNMENT SEPARATE FROM

CERTIFICATE

FOR VALUE RECEIVED, I hereby sell, assign and transfer unto CuraGen Corporation (the “Corporation”)                                          shares of Common Stock, $0.01 par value per share, of the Corporation standing in my name on the books of the Corporation represented by Certificate(s) Number                                         , and do hereby irrevocably constitute and appoint the                                          of the Corporation as attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:

By:

IN THE PRESENCE OF:

NOTICE: The signature(s) to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration, enlargement, or any change whatever.